THE AT&T
                       DIRECTORS INDIVIDUAL LIFE INSURANCE
                                     PROGRAM










                                 January 1, 1987









                                 Revised 12/1/95


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                                TABLE OF CONTENTS



                                      PAGE
PROGRAM
OVERVIEW...............................................................1

ELIGIBILITY....................................................................1

COVERAGE.......................................................................1

INSURABILITY...................................................................1

PREMIUM SHARING/BENEFIT
SHARING................................................2

PREMIUM
PERIOD.................................................................2

PREMIUM
AMOUNT.................................................................3

PREMIUM
WAIVERS................................................................3

OWNERSHIP......................................................................3

CASH
VALUE.....................................................................3

CASH
AVAILABILITY..............................................................3

EARLY
RETIREMENT...............................................................3

CONTRACTUAL
AGREEMENT..........................................................3

TAXES..........................................................................4

ENROLLMENT.....................................................................4




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                               Enrollment Package
Program Overview

The Directors Individual Life Insurance Program (DILIP) is an arrangement where the Company and you purchase a permanent life insurance policy on your life and share the premium payment. If you die while AT&T is still a party to the policy, typically before you reach age 70, the death benefit is also shared between the Company and your designated beneficiary. This type of arrangement this known in the insurance industry as "Split Dollar." After attaining age 70 or if later, 10 years (in some cases it may be longer to avoid violation of the Internal Revenue Service Regulations Section 7702 guidelines) from the date of issuance of this policy, the Company will recoup its premium payments from the cash value build-up in the policy and cease to have any interest in the policy. The remaining cash value will be sufficient to give you a "paid-up" death benefit after attaining normal retirement age, i.e., all premiums will cease and the death benefit of the policy will be secured for the designated beneficiary with no further cost to you.

At the time of enrollment your death benefit will be $100,000. Your death benefit will increase annually at 7%. The premium cost to you will also increase to reflect your increasing age as well as the increased death benefit. The Company will pay a significant portion of the premium (see the attached illustration). Over time, the Company portion of the premium will decrease.

Although this arrangement is primarily designed to pay a benefit upon your death, there is also a cash value build-up occurring coincident with the premium payments that continues after the premium payments cease. Once sufficient funds have accumulated and the Company no longer has an interest in the policy, because it has recouped its premiums, you have the option to use some or all of the remaining cash in lieu of some or all of the death benefit.

Eligibility

DILIP is for non-employee members of the AT&T Board of Directors.

Coverage

The death benefit will automatically increase 7% on January 1 of each year.

Insurability

If you enroll within 60 days of becoming a Board Member, you are guaranteed to be insured. If you choose to delay enrollment, proof of insurability may be required at that time before a policy can be written or coverage increased. If you are on disability at the time of eligibility, enrollment must be delayed until you return to work.



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Premium Sharing/Benefit Sharing

DILIP has its origin in what the insurance industry calls a "Split Dollar" program. The term "Split Dollar" insurance comes from a concept of the Employer and the Employee sharing the premium payment on a life insurance policy on the employee. At age 70 or if later, 10 years (in some cases it may be longer to avoid violation of the Internal Revenue Service Regulations Section 7702 guidelines) from the date of issuance of the policy, the Company's aggregate premiums are returned from a "special" cash value built into the policy expressly for this purpose. Should you die before the Company's aggregate premiums are returned, death benefit payments are made to both the Company and your beneficiary. However, the benefit the Company receives does not reduce the death benefit paid to your beneficiary. After the Company's aggregate premiums are returned, the Company no longer has an interest in the policy. At that time you will have a "paid up" permanent life insurance policy with a cash value that can be made available to you at your option.


Example:*
                            Sample Director's Program
                                              Current Age 55

                                         Annual
Premium                         Cash Value
Attained               Death
Age                   Benefit           Director
Company             Director              Company
---                   -------           --------
-------             --------              -------
55                   $100,000            $   620
$10,959                    0            $   9,085
60                    140,300              1,459
10,120            $   9,362               64,447
65                    196,700              3,345
8,234               52,636              112,066
69                    257,900              4,384
7,195              118,594              142,495
70#                   257,900                  0
0              122,893                    0

* This example is for illustrative purposes only and assumes a 7% annual growth in death benefit (assumed base salary) and an 8% yield on investment for the cash value. The yield on investment is not guaranteed.

# At normal retirement the death benefit becomes constant, premiums cease, the Company's aggregate premiums are returned and your cash value may continue to grow.

Premium Period

DILIP is designed for premiums to be extended over a period of time to ease the impact on cash flow to both you and the Company. This period is normally from the time of your enrollment until you reach age 70, however, premiums must be paid for a minimum of 10 years (in some cases it may be longer to avoid violation of the Internal Revenue Service Regulations Section 7702 guidelines). Therefore, if you enroll in the program after age 60, you and the Company will continue premium contributions until the minimum is reached.



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Premium Amount

Included as an attachment is a personal illustrations. The illustration shows the Company's as well as your annual premium through the life of the policy.

Premium Waivers

There are no Premium Waivers associated with this policy.

Ownership

There are three options:

         Board Member as Owner
         All paperwork should be signed by Senior Manager as proposed insured and owner.

         Owner at Enrollment is not the Board Member
         Another option is for you not to take ownership, but rather another,
         i.e., individual, trust, etc., apply for ownership of the policy. It is of particular importance that if the owner of the policy is not you, the owner must sign as the "Applicant/Owner" and you must sign the application as the "Proposed Insured".

         Transfer of Ownership
         The owner of this policy may subsequently transfer ownership to another, i.e., an individual, trust, etc. Please contact
Kathy Pruna at
         908 630-2827 for the necessary forms and/or information.

Since ownership has long term and/or irrevocable implications, we urge you to consult with an attorney and/or tax advisor before making this decision.

Cash Value

This program is designed to provide you with a pre- and post-retirement death benefit. However, in addition to the death benefit, there is a cash value build-up. That is, part of each premium is placed in an "investment fund" to earn income. Investment earnings beyond the amounts necessary to increase the death benefit, build on a tax advantaged basis in the policy.



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Cash Availability

         Cash Build-up

         Your share of the cash build-up will not begin until several years into the policy but will build quickly after that. As with any cash amount, the longer it is left intact the greater the amount will be.

         Loans

         The cash value attributed to you may be withdrawn in the form of a loan after the Company no longer has an interest in the policy. There are certain restrictions and tax implications associated with a loan. We suggest that you speak with your financial counselor/tax advisor before taking such a step.

         Income Stream or Lump Sum

         It is possible, after retirement, to convert all or any portion of the policy  from a death  benefit to either an income
"stream"  (i.e.,  an
         annuity) or a lump sum cash payout. The extent to which you convert to income or cash will cancel or reduce the valuable death benefit. Once you convert, it is not possible to re-establish the original death benefit.

Early Retirement

If you before age 70, the death benefit will continue to increase until age 70. Both you and the Company will continue to pay premiums until you reach age 70 or if later, 10 years (in some cases it may be longer to avoid violation of the Internal Revenue Service Regulations Section 7702 guidelines) from the date of issuance of the policy. At that time the premiums will cease and the Company's aggregate premiums will be returned to the Company. If you leave the Company and engage in competitive activity as determined by AT&T, the Company's aggregate premiums will be immediately returned to the Company. You can, at your option, either maintain the policy by continuing to pay the total premium, i.e., both your amount and the amount previously paid by the Company, use the remaining cash value (if any) to buy paid up life insurance, or withdraw any remaining cash value and cancel the policy.

Contractual Agreement

One of the unique aspects of this insurance policy is the existence of a contract between you and AT&T. This agreement has no relationship to employment or any other benefit but rather defines the responsibilities of both the Company and you in the operation of the policy. You will own the policy and determine who beneficiary. The Company will hold the policy and have a "Collateral Assignment" from the owner (you or another you name) entitling AT&T, as long as it has a collateral interest in the policy, to an amount equal to its premiums paid. This document is a legal agreement and as such includes a significant amount of detail and warrants your careful review before signing. Although somewhat unique to life insurance, a collateral assignment is similar in context to an automobile loan where the car becomes "collateral" for the money lent to buy it. In this case, a portion of the value and benefit of the policy is the collateral the Company receives for contributing premium payments to "buy" the life insurance policy. The agreement is satisfied when the premium paid by the Company is returned. Some of the major sections of the agreement are:

                  - Description of the policy - How the premiums are paid - How the proceeds are paid - How the agreement terminates - Claims procedure - Description of the assignment

The Agreement is included with this package.

Taxes

Split Dollar life insurance policies have been in existence for decades. The IRS has issued several rulings over this period which treat these policies favorably from a tax perspective. However, the Company does not assure any particular tax treatment and recommends that you review your own situation with your personal attorney and/or tax advisor.

Enrollment

Included with this package are the documents required for enrolling in the Directors Individual Life Insurance Program. The Application Form while appearing lengthy requires, for our purposes, just a few basic pieces of information, as does the Beneficiary Designation form. Both of these documents include instructions on how to complete. The Collateral Assignment requires signatures only.